Exhibit 10.10

Kellwood Company

1441 Broadway, 6th Floor

New York, NY 10018

November 2, 2012

Lisa Klinger

[Redacted]

Dear Lisa,

I am pleased to offer you the position of Chief Financial Officer at Kellwood Company (the “Company”), I look forward to your many contributions as we successfully grow our company.

The terms of the employment offer are as follows:

Compensation Package

Your annual base salary will be $450,000. Upon the earlier of completing your relocation or 18 months after your employment date your salary shall be increased to a minimum of $500,000. For fiscal year 2012 you will be paid a bonus of $350,000, with $50,000 payable to you within 30 days of your start date and the remaining $300,000 payable at the time when the Company’s 2012 annual bonuses are paid (after the annual audit is completed, typically in the March/April timeframe). You must be employed by the Company on the date the bonus is paid in order to receive the bonus. Should you voluntarily terminate your employment after any portion of the bonus has been paid and within one year of the start date of your employment, you shall repay a prorata amount of any bonus that has been paid to you. Beginning in fiscal year 2013 you will participate in an annual incentive plan that will provide you with a discretionary bonus opportunity, which will be targeted at 50% of your annual base salary, or $225,000. The maximum bonus potential is equal to 200% of such target bonus. Your bonus will be paid to you in accordance with the terms of the Company’s bonus plan, but you must be employed by the Company on the date the bonus is paid in order to receive the bonus.

Equity Package

Subject to the final approval of the Board of Directors of the Company, you will have an opportunity to participate in the stock option plan adopted by the Company. You will be awarded options to acquire 7,500 shares of common stock of the Company that are outstanding as of the date of the grant, on a pre-diluted basis at an exercise price of $150.78. Such options will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of your first day of employment with the Company. In addition, your options will vest fully upon a cash merger or cash sale of all or substantially all of the Company’s assets or stock to a non-affiliate of the Company (as determined by the Company’s Board of Directors in its sole discretion) (each a “Company Sale”).

Lisa Klinger

November 2, 2012

Relocation Policy

During the 18-month period following the date of this letter, the Company will pay (or reimburse you for) the reasonable costs to relocate to the New York area in accordance with the Company’s executive relocation policy. Until your relocation is final, the Company will offer the use of the corporate apartment and pay your commuting expenses in accordance with the Company’s standard travel policy. If within one year following the date of your employment you voluntarily terminate your employment with the Company, you shall repay to the Company the full amount of any relocation or commuting expenses paid on your behalf or reimbursed to you. The determination of whether a particular expense is eligible for payment or reimbursement will be made by the Company in accordance with its expense reimbursement policies.

Miscellaneous

The vacation policy and benefits will be the same as other senior executives of the Company.

Please be advised that the offer is contingent upon the favorable outcome of security, background and reference checks. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

Your target start date will be December 10, 2012.

In the event that Vince LLC is sold or otherwise is no longer owned directly or indirectly by the Company you shall have the option to become the CFO of Vince LLC or its successor on the same terms as set forth herein.

Severance Policy

If your employment is terminated by the Company without “cause” (as such term will be defined in the Company’s equity incentive plan), then subject to the execution of a satisfactory release by you. you will receive:

•	Salary continuation (in accordance with the Company’s payroll practice as in effect at the time of your termination) equivalent to twelve months or until other employment is secured; and

•

Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period (maximum of twelve months) or, at the company’s option, coverage under another medical and/or dental plan.

Your salary continuation and other benefits will start being paid (or provided) to you following your execution of a satisfactory release. Such release must be executed within 60 days (or such shorter period specified in the release) following your termination. Upon any termination, you shall have a duty to mitigate damages and costs to the Company.

Lisa Klinger

November 2, 2012

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Conclusion

This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.

I am excited about you joining our team and look forward to working with you.

Please sign a copy of this letter to acknowledge your agreement with its conditions and return it to me as soon as possible.

Sincerely,

Jill Granoff
Chief Executive Officer

Accepted

/s/ Lisa K Klinger
Lisa Klinger

Nov 30, 2012
Date